EXHIBIT 10.23

TRANSACTION BONUS AND RETENTION AGREEMENT

This TRANSACTION BONUS AND RETENTION AGREEMENT (the “Agreement”), dated May 20, 2003 (the “Effective Date”), is entered into by and among W. G. Champion Mitchell (“Employee”) and VeriSign, Inc., a Delaware corporation (“Company”).

WHEREAS, Employee is currently employed by the Company; and

WHEREAS, the Company and Employee desire to enter into an agreement to provide for payment of a Transaction Bonus to Employee in connection with the sale of Network Solutions, Inc. (“NSI”);

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Purpose. The purpose of this Agreement is to provide an incentive to Employee to assist in selling NSI and in the closing of the Change of Control Transaction.

2. Determination of Transaction Bonus. Upon a Change of Control Transaction, Employee shall receive a Transaction Bonus equal to:

(a) When the Acquiring Party is a Financial Purchaser - one half (1/2) of the sum of (i) two percent (2%) of any Net Consideration up to and including $50,000,000 of Net Consideration, (ii) two and one-half percent (2.5%) of any Net Consideration in excess of $50,000,000 and up to and including $100,000,000 and (iii) three percent (3%) of any Net Consideration in excess of $100,000,000.

(b) When the Acquiring Party is a Strategic Purchaser - one half (1/2) of the sum of (i) two percent (2%) of any Net Consideration up to and including $50,000,000 of Net Consideration, (ii) three percent (3%) of any Net Consideration in excess of $50,000,000 and up to and including $100,000,000 and (iii) four percent (4%) of any Net Consideration in excess of $100,000,000.

3. Distribution to Employee. Payment of the Transaction Bonus shall be made as follows:

(a) If the Net Consideration is paid in cash or common stock of the Purchaser, then one hundred percent (100%) of the Transaction Bonus will be made to Employee in cash within fifteen (15) days of the closing of the Change of Control Transaction.

(b) If the Net Consideration is paid in a form other than cash or common stock of the Purchaser, then fifty percent (50%) of the Transaction Bonus will be paid to Employee in cash within 15 days of the closing of the Change of Control Transaction and the remaining fifty percent (50%) of the Transaction Bonus will be paid to Employee in cash at the same time as payment is made by the Purchaser to the Company or at such time as a negotiable security or instrument or other instrument readily convertible into cash is delivered to the Company or its agent(s).

(c) If the Net Consideration is paid partially in cash or common stock of the Purchaser and partially is some other form, then a percentage of the Transaction Bonus that equals the percentage of the Net Consideration paid in cash and common stock will be paid to Employee in cash within fifteen (15) days of the closing of the Change of Control Transaction, and the remainder of the Transaction Bonus will be paid to Employee by paying fifty percent (50%) of the said remainder of the Transaction Bonus to Employee in cash within 15 days of the closing of the Change of Control Transaction and the remaining fifty percent (50%) of the said remainder of the Transaction Bonus to Employee in cash at the same time as payment is made by the Purchaser to the Company or at such time as a negotiable security or instrument or other instrument readily convertible into cash is delivered to the Company or its agent(s).

4. Conditions to Payment of Transaction Bonus.

(a) Employee shall not be entitled to receive any Transaction Bonus, nor shall any Transaction Bonus vest or accrue (either in whole or in part), prior to the closing of the Change of Control Transaction.

(b) Employee shall not be entitled to receive any Transaction Bonus, nor shall any Transaction Bonus vest or accrue (in whole or in part), unless Employee is actively employed with the Company on the closing of the Change of Control Transaction. Notwithstanding the foregoing, if Employee’s employment with the Company is terminated by the Company without Cause on or after the earlier of (i) the execution of a letter of intent for the Change of Control Transaction or (ii) the execution of a definitive agreement for the Change of Control Transaction, Employee shall be eligible to receive the Transaction Bonus upon the closing of the Change of Control Transaction.

(c) Notwithstanding any provisions in this Section 4 to the contrary, if Employee is entitled to any Transaction Bonus in connection with his termination of employment Employee shall not be entitled to receive a Transaction Bonus unless Employee has executed the Release of Claims, Nonsolicitation and Confidentiality Agreement attached here to in the form of Exhibit A.

5. Retention Bonus.

(a) In the event the Change of Control Transaction has not occurred on or prior to May 15, 2003, then Employee will receive a cash Retention Bonus of $187,500. Fifty percent (50%) of any Retention Bonus will be paid on May 31, 2003 and fifty percent (50%) of any Retention Bonus will be paid on August 31, 2003.

(b) If Employee becomes entitled to payment of a Transaction Bonus under Section 2 above subsequent to payment of all or any portion of a Retention Bonus under this Section 5, and provided that the sum of such Transaction Bonus and such Retention Bonus exceeds $600,000, then the amount of such Transaction Bonus shall be reduced by the amount of the Retention Bonus that has been paid.

6. Severance Payment. In the event that Employee is terminated without Cause prior to the earlier of (i) the execution of a definitive agreement for the Change of Control Transaction, or (ii) one year following the date of this Agreement, then Employee will receive a cash Severance Payment of one and one-half (1 ½ )_times his current annual base salary plus fifty thousand dollars ($50,000) less any Retention Bonus paid under Section 5 above.

7. General Provisions.

(a) Employment Status. This Agreement does not constitute a contract of employment or impose on Employee any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Employee as an employee, (ii) to change the status of Employee as an “at-will” employee, or (iii) to change the Company’s policies regarding termination of employment.

(b) Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Employee at his or her address as listed in the Company’s payroll records.

(c) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

(d) Complete Agreement. This Agreement constitutes the entire agreement between Employee and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein. Notwithstanding the foregoing, this Agreement shall not supersede or affect any other agreements relating to Employee’s employment or severance.

(e) Headings. Headings are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(f) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators; provided, however, that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder (including the right to receive a Transaction Bonus or a Retention Bonus) without the written consent of the Company, which consent shall not be withheld unreasonably.

(g) Withholding of Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by Employee under this Agreement, it will be a condition to the payment of such benefit that Employee make arrangements satisfactory to the Company for payment of the taxes required to be withheld.

(h) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

(i) No Prior Funding. No amounts payable under this Agreement shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the benefits hereunder shall at all times be an unfunded and unsecured obligation of the Company and be paid out of the general assets of the Company. Employee shall have the status of a general creditor.

8. Definitions.

“Agreement” means this Transaction Bonus and Retention Agreement.

“Board” means the Board of Directors of the Company.

“Cause” means a determination by the Board that: (A) Employee has committed a felony offense or has entered a plea of “guilty” or “no contest” to a felony offense or commission of any unlawful act which would be detrimental to the reputation, character or standing of the Company or its affiliates (as such term is defined in Rule 501(b) promulgated under the Securities Act of 1933, as amended), or a material act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Company or its affiliates; or (B) Employee has committed a material breach of this or any other written agreement between Employee and the Company or its successor; or (C) Employee has committed a material breach or violation of any lawful employment policy of the Company, including those prohibiting harassment of another employee.

“Change of Control Transaction” means (A) the sale of NSI or (B) the sale or transfer of all or substantially all of the assets of NSI.

“Company” means VeriSign, Inc.

“Financial Purchaser” means a purchaser or Acquirer that is not engaged in any commercial trade or business other than investment and the managing of its investments.

“Net Consideration” means the total amount of consideration available for distribution and/or issuance, directly or indirectly, to the Company on the effective date of the closing of the Change of Control Transaction on account of its ownership of NSI including amounts so distributable and/or issuable after the closing of the Change of Control Transaction pursuant to any escrow, earn-out or similar arrangement. If the Net Consideration includes property other than cash, the value of such property will be determined using the methodology set forth in the definitive agreement(s) related to the Change of Control Transaction or, if not so established, at the fair market value of the property on the effective date of the Change of Control Transaction, established in good faith by the Board.

“Purchaser” means the purchaser in a Change of Control Transaction.

“Retention Bonus” means the cash payment Employee may be entitled to under Section 5 of this Agreement.

“Severance Payment” means the cash payment, if any, that Employee may become entitled to receive pursuant to Section 6 of this Agreement.

“Strategic Purchaser” is any purchaser or Acquirer that is not a Financial Purchaser.

“Transaction Bonus” means the cash Employee may be entitled to receive pursuant to Section 2 of this Agreement.

“Transaction Bonus Pool” means the amount available for distribution under the Agreement upon the Change of Control Transaction.

As used herein, the term “terminated without Cause” or phrase of similar import shall include the voluntary termination of his employment with the Company or NSI by the Employee after a not insubstantial diminution in his compensation, benefits, title or responsibilities or a requirement that he make a geographic move of more than or the move of NSI’s headquarters more than 25 miles.

IN WITNESS HEREOF, the parties have executed this Agreement on the date first above written.

VeriSign, Inc.		EMPLOYEE

By:	/s/ STRATTON D. SCLAVOS	/s/ W. G. CHAMPION MITCHELL
Name: Title:	Stratton D. Sclavos President and Chief Executive Officer	W. G. Champion Mitchell

EXHIBIT A

RELEASE OF CLAIMS, NONSOLICITATION AND CONFIDENTIALITY AGREEMENT

This Release of Claims, Nonsolicitation and Confidentiality Agreement (this “Release”) is entered into by and among W. G. Champion Mitchell (“Employee”) and VeriSign, Inc., a Delaware corporation (“Company”). The term “Company” shall be deemed to include the Company and all predecessors and successors of the Company.

1. Acknowledgments of Employee. Employee acknowledges that the promises Employee is providing in this Release are a material inducement and consideration for the Company entering into the Transaction Bonus and Retention Agreement (the “Agreement”). Employee acknowledges that, in connection with the Agreement, Employee is receiving substantial benefits comprised of cash and/or shares of Common Stock from the Company, which benefits constitute substantial and adequate consideration for this Release.

2. Waiver and Release of Claims. In exchange for the consideration and payments described in Paragraph 1 of this Release, and subject to Section 3 below, Employee, on behalf of Employee, Employee’s heirs, executors, successors and assigns, hereby irrevocably forever releases and waives any claims, actions, obligations, duties and causes of action Employee may have against the Company and Network Solutions, Inc., and their respective officers, directors, stockholders, employees, agents, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively, the “Releasees”), from the beginning of time to the Effective Date, whether known or not known (collectively, the “Released Matters”), including, without limitation but subject to Section 3 below:

(a) claims under any employment laws or relating to or arising from Employee’s employment or other relationship with any of the Releasees and the termination of any such relationship;

(b) claims relating to, or arising from: (i) Employee’s ownership or rights to ownership of any shares of capital stock of the Company; (ii) any rights as a securities holder or former securities holder of the Company; (iii) any rights under any agreement between the Company and Employee in Employee’s capacity as a holder or former holder of securities of the Company; (iv) any other transactions between Employee and the Company or any of the shareholders of the Company with respect to capital stock of the Company, and (v) the negotiation of and terms of the Agreement;

(c) claims for unlawful or wrongful discharge of employment, violation of public policy, discrimination, breach of contract, breach of a covenant of good faith and fair dealing, fraud, securities fraud, breach of fiduciary duty, promissory estoppel, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, physical injury, emotional distress or sexual harassment;

(d) claims for additional compensation or benefits arising out of Employee’s employment or other relationship with any of the Releasees and the termination of such relationship;

(e) claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, and the California Labor Code section 201, et. seq.;

(f) claims for violation of the federal, or any state, constitution;

(g) claims for attorneys’ fees and costs; and

(h) claims Employee may have against the Releasees for any acts occurring at any time prior to the execution of this Release.

Employee agrees that the foregoing enumeration of claims released is illustrative, and the claims hereby released are in no way limited by the above recitation of specific claims, it being the intent of the parties, subject to Section 3, to fully and completely release all claims whatsoever Employee may have against the Releasees. This release does not extend to any future obligations the Releasees may have to Employee under the Agreement. Employee represents that Employee has no lawsuits, claims or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any Releasee.

3. Excluded Claims. Notwithstanding anything to the contrary in Section 2 above, the release and waiver set forth in Section 2 shall not apply to any claim by Employee with respect to (a) any failure by Company to comply with its obligations to Employee, if any, under the Agreement; (b) any obligations of the Company to provide Employee indemnification or contribution pursuant to the certificate of incorporation and bylaws of the Company, each as such were in effect on the Effective Date, under that certain Indemnity Agreement between Employee and the Company dated August 1, 2001 or under the laws of the state of Delaware or contribution (under common law); (c) any rights of Employee to accrued and unpaid salary and vacation pay; (d) any rights of Employee to be paid any cash severance pay under any Company policy or any written agreement of Employee with Company or (e) any failure of the Company to perform its covenants, undertakings or duties under or pursuant to the Agreement, to which this Release is an exhibit.

4. Waiver of Rights Under Section 1542 of Civil Code. By signing below, Employee expressly waives any benefits under Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

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Employee acknowledges that in the future he may discover claims or facts in addition to or different from those that he now knows or believes to exist with respect to the subject matter of this Release, and he intends, subject to the exclusions and limitations of Section 3 above, to fully, finally, and forever settle all of the Released Matters. Subject to Section 3 above, this release will remain in effect as a full and complete release notwithstanding the discovery or existence of any additional claims or facts now in existence.

5. Nonsolicitation of Employees. During the period commencing on the effective date of this Release and continuing through a date eighteen (18) months from the Effective Date, Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on Employee’s own behalf or on behalf of any other person or entity) the employment or termination of any employee or consultant of Company or any of Company’s affiliates.

6. Nondisparagement. Employee agrees that he will not disparage Releasees or their products, services, agents, representatives, directors, officers, stockholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Notwithstanding the foregoing, Company acknowledges and agrees that Employee may seek other employment, and in the course of performing Employee’s duties, Employee shall be entitled to partake of ordinary competitive practices including, without limitation, differentiating Employee’s new employer’s products, services and market opportunities from those of Company, based only upon publicly available information.

7. Legal and Equitable Remedies. Employee agrees that Releasees have the right to enforce this Release and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this Release. Employee specifically acknowledges and agrees that any Releasee who is not a party or signatory to this Release is intended to be a third party beneficiary of the agreements set forth herein.

8. Attorneys’ Fees. If any action is brought to enforce the terms of this Release, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

9. Confidentiality. The contents, terms and conditions of this Release shall be kept confidential by Employee and shall not be disclosed except to Employee’s attorney, financial advisor or immediate family members, provided such persons first agree to keep the terms and condition of this Release confidential, or as otherwise required by law. Any breach of this confidentiality provision shall be deemed a material breach of this Release. The terms of any confidentiality agreement between Employee and Company shall not be superceded by this Release.

10. No Admission of Liability. This Release is not and shall not be construed or contended by Employee to be an admission or evidence of any wrongdoing or liability on the

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part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Release shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

11. Entire Release. This Release constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Release for the purpose of inducing you to execute this Release, and you acknowledge that you have executed this Release in reliance only upon such promises, representations and warranties as are contained herein.

12. Modification. It is expressly agreed that this Release may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by Employee and authorized representatives of each of the other parties to this Release.

Employee:		VeriSign, Inc.

/s/ W. G. CHAMPION MITCHELL		By:	/S/ STRATTON D. SCLAVOS
W. G. Champion Mitchell
Date:	12/01/2003	Title:	President and Chief Executive Officer
		Date:	12/01/2003

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